February 2017

Pricing Sheet dated February 8, 2017 relating to

Preliminary Terms No. 1,328 dated February 3, 2017

Registration Statement Nos. 333-200365; 333-200365-12

Filed pursuant to Rule 433

Morgan Stanley Finance LLC

Structured Investments

Opportunities in International Equities

Trigger Jump Securities Based on the Value of the EURO STOXX 50® Index due February 13, 2020

Fully and Unconditionally Guaranteed by Morgan Stanley

Principal at Risk Securities

PRICING TERMS – FEBRUARY 8, 2017
Issuer:		Morgan Stanley Finance LLC
Guarantor:		Morgan Stanley
Issue price:		$10 per security (see “Commissions and issue price” below)
Stated principal amount:		$10 per security
Pricing date:		February 8, 2017
Original issue date:		February 13, 2017 (3 business days after the pricing date)
Maturity date:		February 13, 2020
Aggregate principal amount:		$5,350,660
Interest:		None
Underlying index:		EURO STOXX 50® Index
Payment at maturity:

•      If the final index value is greater than or equal to the initial index value:

$10 + the greater of (i) $10 × the index percent change and (ii) the upside payment

•      If the final index value is less than the initial index value but greater than or equal to the downside threshold level, meaning the value of the underlying index has declined by no more than 30% from its initial value:

$10

•      If the final index value is less than the downside threshold level, meaning the value of the underlying index has declined by more than 30% from its initial value:

$10 × index performance factor

Under these circumstances, the payment at maturity will be significantly less than the stated principal amount of $10, and will represent a loss of more than 30%, and possibly all, of your investment.

Upside payment:		$2.93 per security (29.30% of the stated principal amount)
Index percent change:		(final index value – initial index value) / initial index value
Downside threshold level:		2,266.628, which is 70% of the initial index value
Index performance factor:		final index value / initial index value
Initial index value:		3,238.04, which is the index closing value on the pricing date
Final index value:		The index closing value on the valuation date
Valuation date:		February 10, 2020, subject to postponement for non-index business days and certain market disruption events
CUSIP:		61766V404
ISIN:		US61766V4041
Listing:		The securities will not be listed on any securities exchange.
Agent:		Morgan Stanley & Co. LLC (“MS & Co.”), an affiliate of MSFL and a wholly owned subsidiary of Morgan Stanley. See “Supplemental information regarding plan of distribution; conflicts of interest” in the accompanying preliminary terms.
Estimated value on the pricing date:		$9.779 per security. See “Investment Summary” in the accompanying preliminary terms.
Commissions and issue price:	Price to public	Agent’s commissions and fees	Proceeds to us(3)
Per security	$10	$0.208(1)
		$0.042(2)	$9.75
Total	$5,350,660	$133,766.50	$5,216,893.50
(1)	Selected dealers, including Morgan Stanley Wealth Management (an affiliate of the agent), and their financial advisors will collectively receive from the agent, MS & Co., a fixed sales commission of $0.208 for each security they sell. For additional information, see “Supplemental information regarding plan of distribution; conflicts of interest” in the accompanying preliminary terms and “Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement for Jump Securities.

(2)	Reflects a structuring fee payable to Morgan Stanley Wealth Management by the agent or its affiliates of $0.042 for each security.

(3)	See “Use of proceeds and hedging” in the accompanying preliminary terms.

“EURO STOXX 50®” and “STOXX®” are registered trademarks of STOXX Limited. For more information, see “EURO STOXX 50® Index” in the accompanying index supplement.

The securities are not deposits or savings accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or instrumentality, nor are they obligations of, or guaranteed by, a bank.

You should read this document together with the preliminary terms describing this offering and the related product supplement, index supplement and prospectus, each of which can be accessed via the hyperlinks below.

As used in this document, “we,” “us” and “our” refer to Morgan Stanley or MSFL, or Morgan Stanley and MSFL collectively, as the context requires.

Preliminary Terms No, 1,328 dated February 3, 2017

Product Supplement for Jump Securities dated February 29, 2016      Index Supplement dated January 30, 2017      Prospectus dated February 16, 2016

MSFL and Morgan Stanley have filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents MSFL and Morgan Stanley have filed with the SEC for more complete information about MSFL, Morgan Stanley and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.